Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of AECOM Technology Corporation for the registration of 1,737,873 shares of its common stock and to the incorporation by reference therein of our report dated November 26, 2007, with respect to the consolidated financial statements of AECOM Technology Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 28, 2008